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                                                                     EXHIBIT 4.9

                            COMPASS BANCSHARES, INC.

                        2002 INCENTIVE COMPENSATION PLAN

         SECTION 1. PURPOSE OF THE PLAN; DEFINITIONS. The purpose of the Compass Bancshares, Inc. 2002 Incentive Compensation Plan (the "Plan") is to further the growth in earnings and market appreciation of Compass Bancshares, Inc. (the "Corporation"). The Plan provides long-term incentives to those officers, key employees and other personnel of the Corporation and its Affiliates (as hereinafter defined) who make substantial contributions to the Corporation through their ability, loyalty, industry and invention, and to members of the Board of Directors of the Corporation who are not also employees of the Corporation (the "Non-Employee Directors"). The Corporation intends that the Plan will facilitate securing, retaining and motivating officers, key employees, other personnel and Non-Employee Directors of the Corporation.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Act" means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

         (b) "Affiliate" means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Corporation and (ii) any entity in which the Corporation has a significant equity interest, as determined by the Committee.

         (c) "Award" means any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Unit, supplemental cash payment or other award granted under the Plan.

         (d) "Award Agreement" means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

         (e) "Board" means the Board of Directors of the Corporation.

         (f) "Cause" means, unless otherwise determined by the Committee and reflected in the applicable Award Agreement, the occurrence of any one or more of the following (i) the willful and continued failure by a Participant to substantially perform his or her duties (other than any such failure resulting from the Participant's Disability, death or Retirement), after a written demand for substantial performance is delivered by the Committee to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within thirty (30) calendar days of receiving such notice or (ii) a Participant's conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony or a crime involving moral turpitude or (iii) substantial dependence or addiction to any drug illegally taken or to alcohol that is in either event materially and demonstrably injurious to the Corporation or (iv) the engaging by a Participant in gross misconduct materially and demonstrably injurious to the Corporation. No act or failure to act, on a Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Cause shall be determined by the Committee in exercise of good faith and reasonable judgment.

         (g) "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.


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         (h) "Commission" means the Securities and Exchange Commission.

         (i) "Committee" means the Compensation Committee of the Board.

         (j) "Common Stock" means the common stock, par value $2.00 per share, of the Corporation.

         (k) "Disability" means total and permanent disability as determined under the Corporation's long-term disability plan.

         (l) "Disinterested Person" means an individual who qualifies as a "non-employee director" within the meaning set forth in Rule 16b-3(b)(3) as promulgated by the Commission under the Act, or any successor definition adopted by the Commission and who qualifies as an "outside director" within the meaning set forth in Section 162(m) of the Code and the regulations promulgated thereunder, or any successor definition thereto.

         (m) "Early Retirement" means retirement from active employment with the Corporation or its Affiliates on or after the date on which the Participant reaches the age of 55 but before the date on which the Participant reaches the age of 65.

         (n) "Eligible Person" means any Employee, director (including any Non-Employee Director), consultant or independent contractor providing services to the Corporation or any Affiliate who is in a position in which his or her decisions, actions and/or counsel significantly impact the performance of the Corporation and its Affiliates and who the Committee determines to be an Eligible Person.

         (o) "Employee" means any employee of the Corporation or its Affiliates, including officers of the Corporation or its Affiliates. Non-Employee Directors shall not be considered Employees for purposes of the Plan.

         (p) "Fair Market Value" means, as of any given date, the closing price of the Common Stock (or if no transactions were reported on such date on the next preceding date on which transactions were reported) in the principal market in which such Common Stock is traded on such date.

         (q) "Incentive Stock Option" means any Stock Option intended to be and designated by the Committee as an "incentive stock option" within the meaning of
Section 422 of the Code.

         (r) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

         (s) "Normal Retirement" means retirement from active employment with the Corporation or its Affiliates on or after the date on which the Participant reaches the age of 65.

         (t) "Participant" means an Eligible Person designated to be granted an Award under the Plan.

         (u) "Performance Units" means an Award granted to a Participant pursuant to Section 9 hereof contingent upon achieving certain performance targets.

         (v) "Person" means any individual, corporation, partnership, association or trust.

         (w) "Restricted Stock" means an Award of shares of Common Stock granted to a Participant pursuant to and subject to the restrictions set forth in
Section 10 hereof.

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         (x) "Retirement" means Early Retirement and Normal Retirement.

         (y) "Stock Appreciation Rights" means a right granted under Section 8 hereof, which entitles the holder to receive cash or Common Stock in an amount equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price.

         (z) "Stock Option" means any option to purchase shares of Common Stock granted pursuant to Section 7 hereof.

         (aa) "Ten Percent Shareholder" means a Person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

         SECTION 2. ADMINISTRATION.

         (a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of three or more members of the Board who are Disinterested Persons. Other than as set forth in Section 12 below, no member of the Committee shall be eligible to receive an Award under the Plan while serving on the Committee. The Committee shall have full and final authority in its discretion (i) to interpret the provisions of the Plan (and any Award Agreement and any other agreement or instrument relating to the Plan) and to decide all questions of fact arising in its application, (ii) to designate Participants, (iii) to determine the Participants to whom Awards shall be made under the Plan, (iv) to determine the type of Award to be made and the amount, size, terms and conditions of each such Award, (v) to determine and establish additional terms and conditions not inconsistent with the Plan for any Award Agreements entered into with Participants in connection with the Plan, (vi) to determine the time when Awards will be granted and when rights may be exercised, which may be after termination of employment, (vii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable and (viii) to make all other determinations necessary or advisable for the administration of the Plan.

         (b) A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive; provided, however, that any such decision made or action taken may be reviewed by the Board, in which event the determination of the Board shall be final and conclusive. This provision shall not be construed to grant to any Person any right to review by the Board of any decision made or action taken by the Committee.

         (c) Neither the Board nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board may be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time, in all events as a majority of the Board then in office may determine from time to time, as evidenced by a written resolution thereof. In addition, no member of the Board and no Employee shall be liable for any act, or failure to act hereunder, by any other member or other Employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for any act or failure to act by such member or Employee, in all events except in circumstances involving such member's or Employee's bad faith, gross negligence, intentional fraud or violation of a statute.


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         (d) The Committee may, in its sole discretion, delegate any of its powers to grant Awards under the Plan to any officer of the Corporation deemed appropriate by the Committee; provided, however, that no officer to whom the power to grant Awards under the Plan has been delegated shall have the power to grant Awards under the Plan to himself or herself.

         SECTION 3. ELIGIBILITY; PARTICIPANTS. Any Eligible Person shall be eligible to be designated a Participant. Incentive Stock Options may only be granted to full or part-time Employees (which term as used herein includes, without limitation, officers and directors who are also Employees), and Incentive Stock Options shall not be granted to an Employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Corporation within the meaning of Section 424(f) of the Code or any successor provision.

         SECTION 4. AWARDS UNDER THE PLAN. Awards by the Committee under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Performance Units, Restricted Stock, supplemental cash payments and such other forms as the Committee may in its discretion deem appropriate, including any combination of the above. No fractional shares shall be issued under the Plan, and the minimum value of any shares issued under the Plan shall be the par value at the time of Award.

         SECTION 5. SHARES SUBJECT TO PLAN.

         (a) The total number of shares of Common Stock reserved and available for distribution under the Plan shall be Six Million Three Hundred Fifty Thousand (6,350,000); provided, however, that no more than One Million (1,000,000) shares may be awarded under the Plan in the form of Awards other than Stock Options. Such shares may consist of, in whole or in part, authorized and unissued shares or shares previously issued that have been repurchased by the Corporation. Except as otherwise provided herein, any shares subject to a Stock Option or right that for any reason expires or terminates unexercised as to such shares and any shares of Restricted Stock which are forfeited by a Participant or otherwise reacquired by the Corporation shall again be available for award under the Plan.

         (b) The maximum number of shares of Common Stock subject to Awards that may be granted under the Plan to any individual in any one year is Four Hundred Thousand (400,000) (subject to appropriate adjustments to reflect changes in the capitalization of the Corporation).

         (c) In the event of any change in the outstanding number of shares of Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, the Committee shall adjust the number of shares of Common Stock which may be issued under the Plan and the Committee shall provide for an equitable adjustment of any shares issuable pursuant to Awards outstanding under the Plan.

         SECTION 6. EFFECTIVE DATE. The Plan has been adopted by the Board subject to the approval of the stockholders of the Corporation. If the Plan is approved by the stockholders of the Corporation, the effective date of the Plan will be February 11, 2002, the date it was adopted by the Board. If any Awards are granted under the Plan before the date of such stockholder approval, such Awards automatically shall be granted subject to such approval.

         SECTION 7. STOCK OPTIONS. Stock Options may be granted either alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Option Awards need not be the same with respect to each Participant. Each Stock Option shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Such Award Agreement shall specify, among other things, the type of Stock Option granted, the option

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price, the duration of the Stock Option, the number of shares of Common Stock to which the Stock Option pertains and the schedule on which such Stock Option becomes exercisable.

         Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

         The Committee shall have the authority to grant any Participant (other than Non-Employee Directors) Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

         Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. Notwithstanding the foregoing, in the event a Participant voluntarily disqualifies a Stock Option as an Incentive Stock Option within the meaning of Section 422 of the Code, the Committee may, but shall not be obligated to, make such additional grants, awards or bonuses as the Committee shall deem appropriate, to reflect the tax savings to the Corporation which result from such disqualification.

         Stock Options granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award
Agreement:

         (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than the Fair Market Value of the Common Stock on the date of the grant of the Stock Option; provided, however, if the Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, the option price for each share of Common Stock subject to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted. Notwithstanding the foregoing and except as permitted by the provisions of Sections 5(c) and 13 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Stock Options to reduce the option price per share subject to such Stock Option or (ii) cancel such Stock Options and grant substitute Stock Options with a lower price per share than the cancelled Stock Options.

         (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten (10) years after the date such Incentive Stock Option is granted; provided, however, that if a Stock Option is an Incentive Stock Option granted to a Ten Percent Shareholder, such Incentive Stock Option shall not be exercisable more than five
(5) years after the date such Incentive Stock Option is granted.

         (c) Exercisability. Subject to Section 7(g) hereof with respect to Incentive Stock Options, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time, in whole or in part, based on performance and/or such other factors as the Committee may determine in its sole discretion.

         (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check payable

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to the Corporation or such other instrument as may be acceptable to the
Committee. As determined by the Committee, in its sole discretion, at or after the time of grant, payment in full or in part may also be made in the form of unrestricted Common Stock owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised, as determined by the Committee). No shares of Common Stock resulting from the exercise of a Stock Option shall be issued until full payment therefor has been made.

         (e) Voluntary Termination and Termination by the Corporation for Cause. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, a Participant granted a Stock Option who voluntarily terminates employment, other than by reason of Retirement, or whose employment is terminated involuntarily for Cause, will forfeit all rights under such Stock Option.

         (f) Termination for Any Reason Other Than Cause and Voluntary Termination. The rights of any Participant granted a Stock Option, whose employment is terminated for any reason other than as set forth in subsection
(e) above, shall be as determined by the Committee, in its discretion, and reflected in the applicable Award Agreement.

         (g) Limit on Value of Incentive Stock Option First Exercisable Annually. The aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan (and/or any other stock option plans of the Corporation or any Affiliate) shall not exceed One Hundred Thousand and No/100 Dollars ($100,000).

         SECTION 8. STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award
Agreement:

         (a) Award. A Stock Appreciation Right shall entitle the Participant to receive upon exercise the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time the Stock Appreciation Right was granted, or, if granted in connection with a previously issued Stock Option, not less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time such Stock Option was granted. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Option (including, in addition to Stock Options granted under the Plan, stock options granted under other plans of the Corporation), or not in connection with a Stock Option.

         (b) Term. Stock Appreciation Rights shall be granted for a period of not more than ten (10) years, and shall be exercisable in whole or in part at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee.

         (c) Payment. Upon exercise of a Stock Appreciation Right, payment shall be made in the form of Common Stock (at the Fair Market Value on the date of exercise), in cash, or in a combination thereof, as the Committee may determine.

         (d) Effect on Shares. The exercise of a Stock Appreciation Right shall be treated as the issuance of a share of Common Stock for purposes of calculating the maximum number of shares that have been issued under the Plan.

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         (e) Stock Appreciation Right Granted with Incentive Stock Option. A
Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

         (f) Voluntary Termination and Termination by the Corporation for Cause. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, a Participant granted a Stock Appreciation Right who voluntarily terminates employment, other than by reason of Retirement, or whose employment is terminated involuntarily for Cause, will forfeit all rights under such Stock Appreciation Right.

         (g) Termination for Any Reason Other Than Cause and Voluntary Termination. The rights of any Participant granted a Stock Appreciation Right, whose employment is terminated for any reason other than as set forth in subsection (f) above shall be as determined by the Committee, in its discretion, and reflected in the applicable Award Agreement.

         SECTION 9. PERFORMANCE UNITS. The Committee may grant Performance Units (which may be denominated in either shares of Common Stock or cash) under which payment may be made to the Participant upon the attainment of specific performance goals. If the Performance Unit is denominated in shares of Common Stock, such shares may be either (i) transferred to the Participant on the date of the Award (in the form of Restricted Stock in accordance with Section 10 below), subject to forfeiture if the goal is not attained or (ii) transferable to the Participant only upon attainment of the relevant performance goal. If the Performance Unit is denominated in cash, it may be paid upon attainment of the relevant performance goal either in cash or shares of Common Stock (based on the then current fair market value of such Common Stock), at the Committee's discretion. Each Performance Unit shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Units granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement:

         (a) Performance Period. The performance period for a Performance Unit shall be established by the Committee and shall be not more than ten (10) years.

         (b) Valuation of Units. A value for each Performance Unit shall be established by the Committee, together with principal and minimum performance targets to be achieved with respect to the Performance Unit during the performance period. The Participant shall be entitled to receive one hundred percent (100%) of the value of the Performance Unit if the principal target is achieved during the performance period, but shall be entitled to receive nothing for such Performance Unit if the minimum target is not achieved during the performance period. The Participant shall be entitled to receive a stated portion of the value of the Performance Unit for performance during the performance period that meets or exceeds the minimum target but fails to meet the principal target.

         (c) Performance Goals. The Committee may establish performance goals based on any business criteria deemed appropriate by the Committee including without limitation, earnings per share, return on common equity, return on assets, the ratio of earnings to shareholder's equity, the ratio of earnings to total capital or the ratio of operating expenses to total revenue. These performance goals may be designed to measure corporate performance under any standards as may be determined by the Committee, including the absolute performance of the Corporation or its Affiliates relative to prior periods, the performance of the Corporation or its Affiliates relative to other companies or the performance of the departments or divisions of the Corporation or its Affiliates with respect to which the

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recipient has supervisory responsibility. Multiple performance goals may be established and may have the same or different weighting.

         (d) Adjustments. At any time prior to payment of the Performance Units, the Committee may adjust previously established performance goals and other terms and conditions, to reflect major unforeseen events such as changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or nonrecurring items or events, subject to the limitations of Section 162(m) of the Code and the regulations promulgated thereunder with respect to those Performance Units which are structured to qualify for an exception to the limitations on deductibility imposed by Section 162(m) of the Code and the regulations promulgated thereunder (as discussed below).

         (e) Payments of Performance Units. Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained for such period as well as the other terms and conditions established by the Committee. With respect to Performance Units denominated in cash, the Committee shall determine what, if any, payment is due with respect to the Performance Units and whether such payment shall be made in cash, in Common Stock, or partially in cash and partially in Common Stock. Any payments made in Common Stock shall be calculated based on the Fair Market Value of the Common Stock on the date of payment. Payments shall be made as promptly as practicable following the end of the performance period unless deferred subject to such terms and conditions as may be prescribed by the Committee. With respect to Performance Units denominated in shares of Common Stock, the Committee shall determine the extent to which either (i) shares previously transferred to the Participant on the date of the Award (in the form of Restricted Stock in accordance with Section 10 below) shall be forfeited, if the relevant performance goal is not attained or (ii) shares shall be transferred to the Participant, if the relevant performance goal is attained.

         (f) Voluntary Termination and Termination by the Corporation for Cause. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, a Participant granted a Performance Unit who voluntarily terminates employment, other than by reason of Retirement, or whose employment is terminated involuntarily for Cause, will forfeit all rights under such Performance Unit.

         (g) Termination for Any Reason Other Than Cause and Voluntary Termination. The rights of any Participant granted a Performance Unit, whose employment is terminated for any reason other than as set forth in subsection
(f) above, shall be as determined by the Committee, in its discretion, and reflected in the applicable Award Agreement.

         (h) Section 162(m) Provisions. The Committee shall determine whether to award any Performance Units in a manner intended to result in "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder (a "Qualifying Performance Unit"). If the Committee intends that an Award be a Qualifying Performance Unit, the Committee shall satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder in connection with such Award.

         The maximum amount payable under a Performance Unit will depend on the value of the Performance Unit; provided, however, the maximum amount payable with respect to Qualifying Performance Units awarded to any single officer in any given performance period shall be Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) notwithstanding the terms of such Performance Unit.

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         SECTION 10. RESTRICTED STOCK AWARDS.

         (a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price, if any, to be paid for such shares by the recipient of Restricted Stock (subject to Section 10(b) hereof), the period of time during which the transfer of such shares is restricted and all other terms and conditions of such Awards, which terms and conditions shall not be inconsistent with the terms and conditions of the Plan. The Committee may also condition the grant of Restricted Stock, and the terms and conditions applicable to such Restricted Stock, upon the attainment of specified performance goals (which grants may be structured as Performance Units or Qualifying Performance Units in accordance with Section 9 hereof), or such other criteria as the Committee may determine, in its sole discretion. The provisions of Restricted Stock Awards need not be the same with respect to each Participant.

         (b) Awards and Certificates. Each Award of shares of Restricted Stock shall be evidenced by an Award Agreement (a "Restricted Stock Award Agreement") in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

                  (i) Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify) after the award date by executing a Restricted Stock Award Agreement and paying whatever price for such shares, if any, is required.

                  (ii) A stock certificate representing shares of Restricted Stock shall be issued in the name of each Participant who is awarded Restricted Stock. Such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Compass Bancshares, Inc. 2002 Incentive Compensation Plan and a Restricted Stock Award Agreement entered into between the registered owner and the Corporation. Copies of such Plan and Award Agreement are on file in the offices of the Corporation, 15 South 20th Street, Birmingham, Alabama 35233."

                  (iii) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

         (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 10 shall be subject to the following restrictions and conditions:

                  (i) Subject to the provisions of this Plan and the Restricted Stock Award Agreements, from the date of grant through such period as may be set by the Committee (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. The Restriction Period may include the performance period with respect to Performance Units denominated in shares of stock. Within these limits, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on performance and/or such other factors as the Committee may determine, in its sole discretion; provided, however, that with respect to Restricted Stock transferred to Participants pursuant to


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         Qualifying Performance Units prior to the expiration of the relevant performance period in accordance with Section 9 above, the Committee shall not have the discretion to alter the performance goal or accelerate the performance period.

                  (ii) Except as provided in subsection (c)(i) of this Section 10, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote and to receive any dividends. Dividends paid in stock of the Corporation or stock received in connection with a stock split with respect to Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. Certificates for shares of unrestricted Common Stock shall be delivered to the Participant after, and only after, the period of forfeiture shall expire without forfeiture in respect of such shares of Restricted Stock.

                  (iii) Subject to the provisions of the Restricted Stock Award Agreement and this Section 10, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant; provided, however, that the Participant shall be entitled to retain any shares of Restricted Stock which have been fully paid for by the Participant.

                  (iv) The Committee may, in its sole discretion, waive in whole or in part any or all restrictions with respect to such Participant's shares of Restricted Stock.

         SECTION 11. SUPPLEMENTAL CASH PAYMENTS. Subject to the Committee's discretion, Award Agreements may provide for the payment by the Corporation of a supplemental cash payment after the exercise of a Stock Option or Stock Appreciation Right, at the time of payment of a Performance Unit or at the end of the restriction period of a Restricted Stock Award. Supplemental cash payments shall be subject to such terms and conditions as shall be provided by the Committee, provided that in no event shall the amount of each payment exceed:

         (a) In the case of a Stock Option, the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the option price multiplied by the number of shares for which such Stock Option is exercised, or

         (b) In the case of a Stock Appreciation Right, Performance Unit or Restricted Stock Award, the value of the shares and other consideration issued in payment of such Award.

         SECTION 12. NON-QUALIFIED STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS. The Corporation shall issue Non-Qualified Stock Options to Non-Employee Directors in accordance with this Section 12. For purposes of this Section 12, the following terms shall be defined as set forth below:

         (a) "Director Disability" means that the Non-Employee Director (i) has established to the satisfaction of the Board that the Non-Employee Director is unable to perform his or her duties as a member of the Board by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months and (ii) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

         (b) "Director Misconduct" means the occurrence of any one or more of the following (i) the willful and continued failure by a Non-Employee Director to substantially perform his or her duties (other than any such failure resulting from Director Disability, death or Director Retirement), after a written demand for substantial performance is delivered by the Board to the Non-Employee Director that specifically identifies the manner in which the Board believes that the Non-Employee Director has not substantially performed his or her duties, and the Non-Employee Director has failed to remedy the situation within thirty
         (30) calendar days of receiving
         such notice or (ii) a Non-Employee Director's conviction for committing an act of fraud, embezzlement, theft or another act constituting a felony or a crime involving moral turpitude or (iii) substantial dependence or addiction to any drug illegally taken or to alcohol that is in either event materially and demonstrably injurious to the Corporation or (iv) the engaging by a Non-Employee Director in gross misconduct materially and demonstrably injurious to the Corporation. No act or failure to act, on a Non-Employee's part shall be considered "willful" unless done, or omitted to be done, by the Non-Employee Director not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Director Misconduct shall be determined by the Board in exercise of good faith and reasonable judgment.

         (c) "Director Retirement" means mandatory retirement from service as a member of the Board pursuant to the Corporation's policies.

         Each Non-Employee Director first elected or appointed to the Board following the effective date of the Plan shall be granted, as of the date of such Non-Employee Director's first election or appointment to the Board, a Non-Qualified Stock Option to purchase Two Thousand (2,000) shares of Common Stock (subject to adjustment pursuant to Sections 5(c) and 13 hereof). Each Non-Employee Director shall be granted during the term of the Plan, as of the date of each Annual Meeting of Stockholders of the Corporation commencing with the 2002 Annual Meeting of Stockholders of the Corporation, if such Non-Employee Director's term of office continues after such date, a Non-Qualified Stock Option to purchase Two Thousand (2,000) shares of Common Stock (subject to adjustment pursuant to Sections 5(c) and 13 hereof).

         Each Non-Qualified Stock Option granted to a Non-Employee Director pursuant to this Section 12 shall be exercisable in full as of the date of grant, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant and shall expire on the tenth (10th) anniversary of the date of grant, except as provided below. Each Non-Qualified Stock Option granted pursuant to this Section 12 may be transferable pursuant to terms established by the Committee consistent with the Plan; provided, however, that a transferred Non-Qualified Stock Option may be exercised by the transferee only to the extent that the Non-Employee Director would have been entitled to exercise such Non-Qualified Stock Option had the Non-Qualified Stock Option not been transferred.

         All grants of Non-Qualified Stock Options pursuant to this Section 12 shall be automatic and non-discretionary and shall be made strictly in accordance with the foregoing terms and the following additional provisions:

         (i) A Non-Employee Director granted a Non-Qualified Stock Option pursuant to this Section and whose service to the Corporation in all capacities ("Service") ceases shall forfeit all rights under such Non-Qualified Stock Option, except that:

                  (A) If such Non-Employee Director's Service ceases for any reason other than Director Misconduct, death, Director Disability or Director Retirement, such Non-Employee Director may at any time within a period of three (3) months after such cessation, but not after the stated termination date of the Non-Qualified Stock Option, exercise the Non-Qualified Stock Option. If such Non-Employee Director shall die following any such cessation and prior to the expiration of such three
         (3) month period, the Non-Qualified Stock Option may be exercised in accordance with its terms within such three (3) month period by the personal representatives of the estate of such Non-Employee Director or by any Person or Persons to whom the Non-Qualified Stock Option has been transferred by gift or by will or the applicable laws of descent and distribution.

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

                  (B) If such Non-Employee Director's Service ceases by reason of Director Misconduct during the course of such Non-Employee Director's term, the Non-Employee Director's rights to such Non-Qualified Stock Option shall be forfeited as of the date of the occurrence of such Director Misconduct.

                  (C) If such Non-Employee Director's Service ceases by reason of Director Disability or Director Retirement, such Non-Employee Director may exercise the Non-Qualified Stock Option in accordance with the terms thereof as though such cessation had never occurred. If such Non-Employee Director shall die following any such cessation, the Non-Qualified Stock Option may be exercised in accordance with its terms by the personal representatives of the estate of such Non-Employee Director or by any Person or Persons to whom the Non-Qualified Stock Option has been transferred by gift or by will or the applicable laws of descent and distribution.

                  (D) If such Non-Employee Director shall die while a Non-Employee Director of the Corporation, the Non-Qualified Stock Option may be exercised in accordance with its terms by the personal representatives of the estate of such Non-Employee Director or by any Person or Persons to whom the Non-Qualified Stock Option has been transferred by gift or by will or the applicable laws of descent and distribution for a period of three (3) years from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

         (ii) Non-Qualified Stock Options granted to Non-Employee Directors may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased, accompanied by payment in full of the purchase price. A Non-Employee Director may, at such Non-Employee Director's election, pay the purchase price in cash, by check payable to the Corporation or in unrestricted shares of Common Stock owned by such Non-Employee Director (based on the Fair Market Value of the Common Stock on the date the Non-Qualified Stock Option is exercised) or in any combination thereof having a Fair Market Value on the date the Non-Qualified Stock Option is exercised equal to the applicable purchase price.

         SECTION 13. SALE, MERGER OR CHANGE IN CONTROL. In the case of a merger or consolidation in which the Corporation is not the surviving corporation, or a sale of all or substantially all of the business or assets of the Corporation, or liquidation or dissolution of the Corporation, or in the event of a tender offer or any other change involving a threatened change in control of the Corporation which, in the opinion of the Committee, could deprive the holders of the benefits intended to be conferred by Awards hereunder, the Committee may, in anticipation of any such transaction or event, either at the time of grant or thereafter, make such adjustments in the terms and conditions of outstanding Awards, as the Committee in its sole discretion determines are equitably warranted under the circumstances including, without limitation, (i) acceleration of exercise terms, or (ii) acceleration of the lapse of restrictions and/or performance objectives or other terms.

         SECTION 14. GENERAL PROVISIONS.

         (a) Governmental or Other Regulations. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory authority, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. A Participant shall agree, as

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


a condition of receiving any Award under the Plan, to execute any documents, make any representations, agree to restrictions on stock transferability and take any actions which in the opinion of legal counsel to the Corporation is required by any applicable law, ruling or regulation.

         (b) Rights of a Stockholder. The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until certificates for shares of Common Stock are issued to the recipient.

         (c) No Additional Rights. Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Corporation or its Affiliates, or affect any right which the Corporation or such Affiliates may have to terminate the employment of the Participant.

         (d) Withholding. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation or provide indemnification satisfactory to the Corporation for, an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the issuance or delivery of any certificate or certificates for such shares. Whenever payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

         (e) Non-Assignability. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, no Award under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant's lifetime, only by the Participant or by the Participant's legal guardian. A transferee of an Award shall have only those rights that the Participant would have had had the Award not been transferred. In addition, if the Committee allows an Award to be transferable or assignable, such Award shall be subject to such additional terms and conditions as the Committee deems appropriate.

         (f) Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Corporation, nothing set forth herein shall give any such Participant any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

         (g) Non-Uniform Determination. The Committee's determinations under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among Eligible Persons who receive, or are eligible to receive, Awards under the Plan, whether or not such Eligible Persons are similarly situated. Notwithstanding anything contained in the Plan, the Corporation may make loans to Participants in connection with Awards under the Plan or otherwise.

         (h) Amendment or Termination. The Board may amend, modify, suspend or terminate the Plan at any time; provided, however, that without stockholder approval, the Board may not increase the maximum number of shares which may be issued under the Plan (except increases pursuant to Sections 5(c) and 13 hereof), change the class of Persons eligible to receive Awards, extend the period during which any Award may be exercised, extend the term of the Plan or change the minimum option price. The termination or any modification, suspension or amendment of the Plan shall not adversely affect a

Participant's rights under an Award previously granted without the consent of such Participant. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent.

         (i) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the sale or exercise of Awards under the Plan shall be added to the Corporation's general funds and used for general corporate purposes.

         (j) Section 16. It is intended that the Plan and any grants made to a Person subject to Section 16 of the Act meet all of the requirements of Rule 16b-3 thereunder. If any provision of the Plan or any Award hereunder would disqualify the Plan or such Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

         (k) No Restriction on Right of Company to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         (l) Award Agreement. The prospective recipient of an Award under the Plan shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Corporation, and has otherwise complied with the then-applicable terms and conditions.

         (m) Construction of Plan. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all Persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Alabama.

         (n) Duration of the Plan. The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no Award shall be granted more than ten (10) years after the effective date hereof.


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